EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Data I/O Corporation, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date:  November  9, 2018

DH PARTNERS, LLC

By Delafield Hambrecht, Inc., its Manager

By:	/s/ John D. Delafield
John D. Delafield, President
Delafield Hambrecht, Inc.

DELAFIELD HAMBRECHT PARTNERS FUND

By DH Partners, LLC, its General Partner

By Delafield Hambrecht, Inc., Manager of DH Partners, LLC

By:	/s/ John D. Delafield
John D. Delafield, President
Delafield Hambrecht, Inc.

DELAFIELD HAMBRECHT, INC.

By:	/s/ John D. Delafield
John D. Delafield, President

JOHN D. DELAFIELD

/s/ John D. Delafield